ARC Document Solutions Reports Results for First Quarter 2015
WALNUT CREEK, CA -- (May 5, 2015) - ARC Document Solutions, Inc. (NYSE: ARC), the nation's leading document solutions provider for the architecture, engineering, and construction (AEC) industry, today reported its financial results for the first quarter ended March 31, 2015.
2015 First Quarter Business Highlights:

•	Revenue grew 3.9% year-over-year

•	Adjusted earnings per share were $0.07 vs. $0.04 in Q1 2014

•	Gross margin was 34.5%, a year-over-year increase of 70 basis points

•	Adjusted cash flow from operations was $6.4 million vs. $8.1 million in Q1 2014; decrease largely due to timing of accounts receivable collections

•	Adjusted EBITDA of $16.8 million; grew 4% in line with sales despite planned investments in SG&A

•
Maintains 2015 fully-diluted annual adjusted earnings per share projected to be in the range of $0.37 to $0.41; annual adjusted cash provided by operating activities projected to be in the range of $61 to $66 million; and annual adjusted EBITDA to be in the range of $75 million to $80 million

Financial Highlights:
	Three Months Ended
	March 31,
(All dollar amounts in millions, except EPS)	2015	2014
Net Revenue	$104.3	$100.4
Gross Margin	34.5%	33.8%
Net income attributable to ARC	$4.4	$1.4
Adjusted Net Income attributable to ARC	$3.2	$1.8
Earnings per share - Diluted	$0.09	$0.03
Adjusted earnings per share - Diluted	$0.07	$0.04
Adjusted EBITDA	$16.8	$16.1
Cash provided by operating activities	$5.3	$7.7
Adjusted cash provided by operating activities	$6.4	$8.1
Capital Expenditures	$3.5	$3.6
Debt & Capital Leases (including current)	$200.2	$216.4
Management Commentary
“Sales and gross margins continued to expand in the first quarter of 2015 thanks to approximately nine percent sales growth in both MPS and AIM, 2.4 percent growth in CDIM, and a business mix weighted to our more technology-enabled services,” said K. Suri Suriyakumar, Chairman, President and CEO of ARC Document Solutions. “I’m also pleased to be reporting under our new revenue categories. Our financial presentation and our approach to the market are now closely aligned and will allow us to better demonstrate the company’s value and potential to both customers and investors.”

Jorge Avalos, ARC Document Solutions’ Chief Financial Officer said, “Our adjusted EBITDA grew four percent, in line with our sales growth, despite our previously announced sales and marketing investments. The EBITDA increase was driven by our sales performance and a 70 basis point improvement in gross margin that resulted from our ability to leverage our fixed costs, strong cost controls, and higher margin sales. Our strong earnings performance benefited from the same achievements, as well as improvements in our capital structure. Adjusted cash flow from operations was affected by the timing of accounts receivables collections, but consistent with prior years, we expect to build toward our annual forecast in future quarters.”

The company also introduced a new, supplemental format for reporting net sales by service and product line, replacing the five categories it reported in the past (Onsite Services, Traditional Reprographics, Color Services, Digital Services, and Equipment and Supplies). The new service sales categories, as have been noted in previous disclosures, are Managed Print Services (MPS), Archiving and Information Management (AIM), and Construction Document and Information Management (CDIM). Equipment and Supplies will remain a separate product category. A supplemental table appears below, containing quarter-over-quarter comparisons for the past eight quarters. ARC’s forthcoming quarterly report on Form 10-Q will contain further information to provide additional information about the new reporting structure.

2015 First Quarter Supplemental Information:
Net sales were $104.3 million, a 3.9% increase compared to the first quarter of 2014.

Days sales outstanding in Q1 2015 were 57, compared to 53 days in Q1 2014.

AEC customers comprised approximately 78% of our total net sales, while non-AEC customers made up approximately 22% of our total net sales.

Total number of MPS contracts at the end of the first quarter was approximately 8,660, an increase of approximately 160 contracts from the end of 2014.

Adjusted EBITDA is EBITDA net of the impact of trade secret litigation costs, stock-based compensation expense, and restructuring expense.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended
	March 31,
Services and Product Line	2015	2014
CDIM	52.4%	53.1%
MPS	34.4%	32.9%
AIM	2.7%	2.6%
Equipment and supplies sales	10.5%	11.4%
Outlook:
ARC Document Solutions is maintaining its annual 2015 outlook. The company's fully diluted annual adjusted earnings per share outlook is expected to be in the range of $0.37 to $0.41. The outlook for annual adjusted cash provided by operating activities is projected to be in the range of $61 to $66 million; and annual adjusted EBITDA is projected to be in the range of $75 million to $80 million.

Teleconference and Webcast:
ARC Document Solutions will host a conference call and audio webcast today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time) to discuss results for the Company's first quarter of 2015. To access the live audio call, dial 888-556-4997. International callers may join the conference by dialing 719-325-2472. The conference ID number is 3250225. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at ir.e-arc.com.

A replay of the call will be available for five days after the call's conclusion. To access the replay, dial 888-203-1112. International callers may access the replay by dialing 719-457-0820. The conference ID number is 3250225. The webcast will also be made available at www.e-arc.com for approximately 90 days following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The Company helps more than 90,000 customers reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 8,500 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as "expect," "confident," “assume,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications and Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	March 31,	December 31,
Current assets:	2015	2014
Cash and cash equivalents	$17,561	$22,636
Accounts receivable, net of allowances for accounts receivable of $2,371 and $2,413	66,046	62,045
Inventories, net	17,354	16,251
Deferred income taxes	277	278
Prepaid expenses	5,247	4,767
Other current assets	3,913	6,080
Total current assets	110,398	112,057
Property and equipment, net of accumulated depreciation of $218,850 and $214,697	58,897	59,520
Goodwill	212,608	212,608
Other intangible assets, net	22,228	23,841
Deferred financing fees, net	2,296	2,440
Deferred income taxes	992	1,110
Other assets	2,686	2,492
Total assets	$410,105	$414,068
Current liabilities:
Accounts payable	$23,701	$26,866
Accrued payroll and payroll-related expenses	11,788	13,765
Accrued expenses	21,253	22,793
Current portion of long-term debt and capital leases	28,303	27,969
Total current liabilities	85,045	91,393
Long-term debt and capital leases	171,890	175,916
Deferred income taxes	34,050	33,463
Other long-term liabilities	3,464	3,458
Total liabilities	294,449	304,230
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 47,039 and 46,800 shares issued and 46,962 and 46,723 shares outstanding	47	47
Additional paid-in capital	112,573	110,650
Retained deficit	(2,917)	(7,353)
Accumulated other comprehensive loss	(678)	(161)
	109,025	103,183
Less cost of common stock in treasury, 77 and 77 shares	408	408
Total ARC Document Solutions, Inc. stockholders’ equity	108,617	102,775
Noncontrolling interest	7,039	7,063
Total equity	115,656	109,838
Total liabilities and equity	$410,105	$414,068

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended
	March 31,
	2015	2014
Service sales	$93,325	$88,931
Equipment and supplies sales	10,994	11,442
Total net sales	104,319	100,373
Cost of sales	68,298	66,439
Gross profit	36,021	33,934
Selling, general and administrative expenses	27,455	26,106
Amortization of intangible assets	1,489	1,498
Restructuring expense	74	483
Income from operations	7,003	5,847
Other income, net	(26)	(26)
Interest expense, net	1,857	3,913
Income before income tax provision	5,172	1,960
Income tax provision	761	664
Net income	4,411	1,296
Loss attributable to noncontrolling interest	25	100
Net income attributable to ARC Document Solutions, Inc. shareholders	$4,436	$1,396
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.10	$0.03
Diluted	$0.09	$0.03
Weighted average common shares outstanding:
Basic	46,443	45,990
Diluted	47,654	46,782

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBIT, EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2015	2014
Cash flows provided by operating activities	$5,288	$7,714
Changes in operating assets and liabilities, net of effect of business acquisitions	9,416	4,229
Non-cash expenses, including depreciation, amortization and restructuring	(10,293)	(10,647)
Income tax provision	761	664
Interest expense, net	1,857	3,913
Loss attributable to the noncontrolling interest	25	100
EBIT	7,054	5,973
Depreciation and amortization	8,555	8,493
EBITDA	15,609	14,466
Trade secret litigation costs(1)	34	398
Restructuring expense	74	483
Stock-based compensation	1,083	781
Adjusted EBITDA	$16,800	$16,128

(1) On February 1, 2013, we filed a civil complaint against a competitor and a former employee in the Superior Court of California for Orange County, which alleged, among other claims, the misappropriation of ARC trade secrets; namely, proprietary customer lists that were used to communicate with ARC customers in an attempt to unfairly acquire their business. In prior litigation with the competitor based on related facts, in 2007 the competitor entered into a settlement agreement and stipulated judgment, which included an injunction. We instituted this suit to stop the defendant from using similar unfair business practices against us in the Southern California market. The case proceeded to trial in May 2014, and a jury verdict was entered for the defendants. In the first quarter of 2015, we entered into a settlement and paid the defendant. Legal fees associated with the litigation totaled $34 thousand and $0.4 million for the three months ended March 31, 2015 and 2014, respectively, and were recorded as selling, general and administrative expense.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to adjusted cash flows provided by operating activities (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2015	2014
Cash flows provided by operating activities	$5,288	$7,714
Payments related to trade secret litigation costs	999	119
Payments related to restructuring expenses	118	303
Adjusted cash flows provided by operating activities	$6,405	$8,136

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC to unaudited adjusted net income attributable to ARC (In thousands, except per share data) (Unaudited)
	Three Months Ended
	March 31,
	2015	2014
Net income attributable to ARC Document Solutions, Inc.	$4,436	$1,396
Restructuring expense	74	483
Trade secret litigation costs	34	398
Income tax benefit related to above items	(42)	(344)
Deferred tax valuation allowance and other discrete tax items	(1,256)	(157)
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$3,246	$1,776

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.10	$0.03
Diluted	$0.09	$0.03
Weighted average common shares outstanding:
Basic	46,443	45,990
Diluted	47,654	46,782

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.07	$0.04
Diluted	$0.07	$0.04
Weighted average common shares outstanding:
Basic	46,443	45,990
Diluted	47,654	46,782

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to EBIT, EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2015	2014
Net income attributable to ARC Document Solutions, Inc. shareholders	$4,436	$1,396
Interest expense, net	1,857	3,913
Income tax provision	761	664
EBIT	7,054	5,973
Depreciation and amortization	8,555	8,493
EBITDA	15,609	14,466
Trade secret litigation costs	34	398
Restructuring expense	74	483
Stock-based compensation	1,083	781
Adjusted EBITDA	$16,800	$16,128

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2015	2014
Service Sales
CDIM	54,643	53,340
MPS	35,877	33,009
AIM	2,805	2,582
Total service sales	93,325	88,931
Equipment and supplies sales	10,994	11,442
Total net sales	$104,319	$100,373

ARC Document Solutions, Inc. Net Sales by Product Line 2014 and 2013 by Quarter (In thousands) (Unaudited)
	Three Months Ended				Year Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	2014
Service Sales
CDIM	$53,340	$57,542	$55,352	$53,530	$219,764
MPS	33,009	35,743	36,464	36,097	141,313
AIM	2,582	2,913	2,610	2,702	10,807
Total service sales	88,931	96,198	94,426	92,329	371,884
Equipment and supplies sales	11,442	12,784	12,381	15,265	51,872
Total net sales	$100,373	$108,982	$106,807	$107,594	$423,756

	Three Months Ended				Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	2013
Service Sales
CDIM	$54,645	$56,485	$53,430	$51,745	$216,305
MPS	30,673	32,243	32,674	32,615	128,205
AIM	2,482	2,900	2,726	2,740	10,848
Total service sales	87,800	91,628	88,830	87,100	355,358
Equipment and supplies sales	12,236	12,994	12,422	14,185	51,837
Total net sales	$100,036	$104,622	$101,252	$101,285	$407,195

Non-GAAP Financial Measures
EBIT, EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. EBIT margin is a non-GAAP measure calculated by dividing EBIT by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We present EBIT, EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBIT and EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. As a result, we believe EBIT is the best measure of operating segment profitability and the most useful metric by which to measure and compare the performance of our operating segments. We use EBITDA to measure performance for determining consolidated-level compensation. In addition, we use EBIT and EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBIT, EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT, EBITDA and related ratios only as supplements. For more information, see our interim Condensed Consolidated Financial Statements and related notes on our 2015 first quarter report on Form 10-Q. Additionally, please refer to our 2014 Annual Report on Form 10-K.
Our presentation of adjusted net income and adjusted EBITDA over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three months ended March 31, 2015 and 2014 to reflect the exclusion of restructuring expense, trade secret litigation costs, and changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. We have presented adjusted cash flows from operating activities for the three months ended March 31, 2015 and 2014 to reflect the exclusion of cash payments related to trade secret litigation costs and cash payments related to restructuring expenses. This presentation facilitates a meaningful comparison of our operating results for the three months ended March 31, 2015 and 2014. We believe these charges were the result of the current macroeconomic environment, our capital restructuring, or other items which are not indicative of our actual operating performance.
We presented adjusted EBITDA in the three months ended March 31, 2015 and 2014 to exclude trade secret litigation costs, stock-based compensation expense, and restructuring expense. The adjustment of EBITDA for non-cash adjustments is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.

ARC Document Solutions Consolidated Statements of Cash Flows (In thousands) (Unaudited)	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities
Net income	$4,411	$1,296
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	26	147
Depreciation	7,066	6,995
Amortization of intangible assets	1,489	1,498
Amortization of deferred financing costs	161	183
Amortization of discount on long-term debt	—	225
Stock-based compensation	1,083	781
Deferred income taxes	2,176	1,893
Deferred tax valuation allowance	(1,534)	(1,289)
Restructuring expense, non-cash portion	—	384
Other non-cash items, net	(174)	(170)
Changes in operating assets and liabilities:
Accounts receivable	(4,522)	(3,435)
Inventory	(1,093)	(2,014)
Prepaid expenses and other assets	1,999	222
Accounts payable and accrued expenses	(5,800)	998
Net cash provided by operating activities	5,288	7,714
Cash flows from investing activities
Capital expenditures	(3,501)	(3,565)
Other	155	164
Net cash used in investing activities	(3,346)	(3,401)
Cash flows from financing activities
Proceeds from stock option exercises	545	441
Proceeds from issuance of common stock under Employee Stock Purchase Plan	27	21
Early extinguishment of long-term debt	—	—
Payments on long-term debt agreements and capital leases	(6,067)	(7,963)
Net (repayments) borrowings under revolving credit facilities	(984)	402
Payment of deferred financing costs	(24)	(457)
Payment of hedge premium	(632)	—
Net cash used in financing activities	(7,135)	(7,556)
Effect of foreign currency translation on cash balances	118	(126)
Net change in cash and cash equivalents	(5,075)	(3,369)
Cash and cash equivalents at beginning of period	22,636	27,362
Cash and cash equivalents at end of period	$17,561	$23,993
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Capital lease obligations incurred	$3,500	$4,088
Stock options exercised - unsettled	$—	$550